Knoll Declares Cash Dividend; Company Announces New Director

East Greenville, Pa, August 7, 2013 -- Knoll, Inc, (NYSE:KNL), a leading manufacturer of branded furniture and textiles recognized for innovation and modern design, today announced that the Company's Board of Directors declared a quarterly cash dividend of $0.12 per share payable September 30, 2013 to shareholders of record on September 16, 2013.

The Company also announced the election of Stephanie Stahl to its Board of Directors. Ms. Stahl serves as Executive Vice President, Marketing & Strategy of Coach, Inc, (NYSE; COH), a leading New York design house of modern luxury accessories. Ms. Stahl joined Coach in 2012.

Burton B. Staniar, Chairman of Knoll, stated, "We are very pleased to welcome Stephanie to our Board and we expect to benefit from her brand building and strategy skills as we pursue multiple channels to drive growth in the years ahead."

Prior to joining Coach, Ms. Stahl served as Chief Executive Officer of the fitness company, Tracy Anderson Mind & Body. Her experience includes serving as Executive Vice President and Chief Marketing Officer of Revlon, where she drove creation and execution of global brand building consumer and customer strategies as well as over ten years as Partner and managing Director of The Boston Consulting Group in consumer goods, retail and media industries.

Ms. Stahl holds a B.A. in Quantitative Economics from Stanford University and a M.B.A from Harvard University.

About Knoll

Knoll is the recipient of the 2011 National Design Award for Corporate and Institutional Achievement from the Smithsonian's Copper-Hewitt, National Design Museum. Since 1938, Knoll has been recognized internationally for creating workplace and residential furnishings that inspire, evolve and endure. Today, our commitment to modern design, our understanding of the workplace and our dedication to sustainable design has yielded a unique portfolio of products that respond and adapt to changing needs. Knoll is aligned with the U.S. Green Building Council and the Canadian Green Building Council and can help companies achieve Leadership in Energy and Environmental Design LEED workplace certification. Knoll is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Investors:

Barry L. McCabe
Executive Vice President and Chief Financial Officer
Tel 215 679-1301

bmccabe@knoll.com

Media:

David E. Bright
Senior Vice President, Communications
Tel 212 343-4135

dbright@knoll.com